UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 18, 2005
MONTPELIER RE HOLDINGS LTD.
(Exact Name of Registrant as Specified in Its Charter)

Bermuda (State or Other Jurisdiction of Incorporation or Organization)	001-31468 (Commission File Number)	98-0428969 (I.R.S. Employer Identification No.)
Mintflower Place
8 Par-La-Ville Road
Hamilton HM 08
Bermuda
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (441) 296-5550
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
SIGNATURE

Item 7.01 Regulation FD Disclosure.
     Montpelier Re Holdings Ltd. and its wholly-owned operating subsidiary, Montpelier Reinsurance Ltd. (the “Company”), participated in the foundation of Rockridge Reinsurance Ltd. (“Rockridge”) in June 2005. Rockridge was established to invest its assets in a fixed income arbitrage strategy and assume high-layer, short-tail risks on which the Company already had a significant involvement. This relationship provides the Company with the capacity to increase gross lines in specific programs where it sees favorable underwriting opportunities. The Company made an equity investment in Rockridge, and also earns fee income for services provided to Rockridge. The Company continues to explore opportunities to develop such relationships and further leverage its underwriting expertise.
     The Company expects increased opportunities for the 2006 renewal season. A specific example is retrocessional business, where the Company expects significant opportunities in the wake of Hurricanes Katrina and Rita. In order to take advantage of these opportunities in a capital efficient manner, the Company is examining a range of possible capital actions, including the possible use of both rated and fully collateralized unrated vehicles, to assist in maintaining underwriting flexibility. This would enable the Company to take advantage of market opportunities by leveraging its skill set on a separate capital base. The Company may earn fee income from or make equity investments in such vehicles, or both. The vehicles may assume some or all of the Company’s involvement in such classes, either by way of retrocession or renewal.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Montpelier Re Holdings Ltd.

(Registrant)

October 18, 2005	By: /s/ Jonathan B. Kim

Date	Name: Jonathan B. Kim
Title: General Counsel and Secretary